Filed Pursuant to Rule 433

Registration Statement No. 333-184777

November 28, 2012

Final Term Sheet

Dated November 28, 2012

Issuer:	Chevron Corporation

Title:	1.104% Notes Due 2017

Aggregate Principal Amount Offered:	$2,000,000,000

Maturity Date:	December 5, 2017

Coupon:	1.104%

Ratings (Moody’s / S&P):*	Aa1 (stable) / AA (stable)

Interest Payment Dates:	June 5 and December 5 of each year, commencing June 5, 2013

Benchmark Treasury:	0.75% due October 31, 2017

Benchmark Treasury Yield:	0.634%

Spread to Benchmark Treasury:	+47 bps

Yield to Maturity:	1.104%

Price to Public:	Per Note: 100%; Total: $2,000,000,000

Optional Redemption:	Make-whole call: At the Adjusted Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 0.075% Par call: On or after November 5, 2017
Trade Date:	November 28, 2012

Settlement Date:**	December 5, 2012 (T+5)

CUSIP / ISIN:	166764 AA8 / US166764AA86

Concurrent Debt Offerings:	The issuer is also offering $2,000,000,000 of its 2.355% Notes Due 2022

Joint Book-Running Managers:	Barclays Capital Inc. Morgan Stanley & Co. LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman, Sachs & Co. HSBC Securities (USA) Inc. Banca IMI S.p.A.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Samuel A. Ramirez & Company, Inc.

RBC Capital Markets, LLC

RBS Securities Inc.

Muriel Siebert & Co., Inc.

SG Americas Securities, LLC

Standard Chartered Bank

The Williams Capital Group, L.P.

Banca IMI S.p.A. is not a U.S. registered broker-dealer, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this term sheet or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering in the United States to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering in the United States. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847; J.P. Morgan Securities LLC collect at 1-212-834-4533; Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322; and Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

Final Term Sheet

Dated November 28, 2012

Issuer:	Chevron Corporation

Title:	2.355% Notes Due 2022

Aggregate Principal Amount Offered:	$2,000,000,000

Maturity Date:	December 5, 2022

Coupon:	2.355%

Ratings (Moody’s / S&P):*	Aa1 (stable) / AA (stable)

Interest Payment Dates:	June 5 and December 5 of each year, commencing June 5, 2013

Benchmark Treasury:	1.625% due November 15, 2022

Benchmark Treasury Yield:	1.635%

Spread to Benchmark Treasury:	+72 bps

Yield to Maturity:	2.355%

Price to Public:	Per Note: 100%; Total: $2,000,000,000

Optional Redemption:	Make-whole call: At the Adjusted Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 0.120% Par call: On or after September 5, 2022
Trade Date:	November 28, 2012

Settlement Date:**	December 5, 2012 (T+5)

CUSIP / ISIN:	166764 AB6 / US166764AB69

Concurrent Debt Offerings:	The issuer is also offering $2,000,000,000 of its 1.104% Notes Due 2017

Joint Book-Running Managers:	Barclays Capital Inc. Morgan Stanley & Co. LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

Banca IMI S.p.A.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Samuel A. Ramirez & Company, Inc.

RBC Capital Markets, LLC

RBS Securities Inc.

Muriel Siebert & Co., Inc.

SG Americas Securities, LLC

Standard Chartered Bank

The Williams Capital Group, L.P.

Banca IMI S.p.A. is not a U.S. registered broker-dealer, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this term sheet or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering in the United States to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering in the United States. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847; J.P. Morgan Securities LLC collect at 1-212-834-4533; Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322; and Wells Fargo Securities, LLC toll-free at 1-800-326-5897.